Exhibit 10.2

SHARED SERVICES AGREEMENT
among
WESTERN REFINING SOUTHWEST, INC.
WESTERN REFINING COMPANY, L.P.
and
NORTHERN TIER ENERGY LLC

SHARED SERVICES AGREEMENT
This SHARED SERVICES AGREEMENT (“Agreement”) is entered into as of October 30, 2014, to be effective as of September 1, 2014 (the “Effective Date”), by and among (a) Western Refining Southwest, Inc. an Arizona corporation, and Western Refining Company, L.P., a Delaware limited partnership (collectively, “Western”), on behalf of themselves and the other Western Parties (as defined herein), and (b) Northern Tier Energy LLC, a Delaware limited liability company (“Northern Tier”), on behalf of itself and the Northern Tier Parties (as defined herein). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.
R E C I T A L S:
WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to the amount to be paid by Northern Tier for certain general and administrative services to be performed by Western and its Subsidiaries (as defined herein) for and on behalf of the Northern Tier Parties (as defined herein) and Northern Tier’s obligations to reimburse Western and its Subsidiaries for certain costs and expenses incurred in connection therewith; and
WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to the amount to be paid by the Western Parties for certain general and administrative services to be performed by Northern Tier and its Subsidiaries (as defined herein) for and on behalf of the Western Parties (as defined herein) and Western’s obligations to reimburse Northern Tier and its Subsidiaries for certain costs and expenses incurred in connection therewith.
NOW, THEREFORE, in consideration of the promises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
1.1    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Limited Partner” is defined in the Partnership Agreement.
“Northern Tier Parties” means Northern Tier, Northern Tier Oil Transport, LLC, St. Paul Park Refining Co. LLC and Northern Tier Retail Holdings LLC and any of their Subsidiaries.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Northern Tier Energy LP, dated as of July 31, 2012, as such agreement is in effect on the Effective Date.
“Partnership Change of Control” means Western ceases to Control the general partner of the Partnership.
“Partnership” means Northern Tier Energy, LP, a Delaware limited partnership.
“Party” and “Parties” are defined in the introduction to this Agreement.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, Controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Western Parties” means Western Refining Company, L.P. and Western Refining Southwest, Inc. and any of either or their Subsidiaries. “Western Party” means any of the Western Parties.
ARTICLE II
Services

2.1    Provision of Services.
(a)    Western agrees to provide, an agrees to cause its Subsidiaries to provide, on behalf of the Northern Tier Parties and for the Northern Tier Parties’ benefit, the services set forth on Exhibit A-1, which such services (collectively, the “Western Services”) are necessary to run the business of the Northern Tier Parties (the “NTI Business”), and such other services as may be agreed by the Parties in writing from time to time.
(b)    Northern Tier agrees to provide, and agrees to cause its Subsidiaries to provide, on behalf of the Western Parties and for the Western Parties benefit, the services set forth on Exhibit B-1, which such services (collectively, the “NTI Services”) are necessary to run the business of the Western Parties (the “Western Business”), and such other services as may be agreed by the Parties in writing from time to time.
(c)    All NTI Services and Western Services provided hereunder, as applicable, shall be done in a safe and workmanlike manner consistent with standard industry practices.

(d)    Notwithstanding anything herein to the contrary, and in recognition of the fact that the services to be performed and provided by the Parties hereunder are to be furnished, performed and provided in exchange for the reimbursement provided herein, the Parties shall only be liable to one another for gross negligence or willful misconduct in the performance of their obligations hereunder, AND NO PARTY NOR ANY OF ITS AFFILIATES OR AGENTS AS SUCH PARTY SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES, SHALL BE LIABLE TO THE OTHER PARTY OR PERSONS WHO HAVE ACQUIRED INTERESTS IN THE OTHER PARTY, WHETHER AS SHAREHOLDERS, PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
2.2    Reimbursement for Services.
(a)    Northern Tier hereby agrees to reimburse the Western Parties for all cash expenses and expenditures that the Western Parties and their Subsidiaries incur or payments the Western Parties and their Subsidiaries make on behalf of the Northern Tier Parties in connection with providing the Western Services, as well as for certain other direct or allocated costs and expenses incurred by the Western Parties and their Subsidiaries on behalf of the Northern Tier Parties, in each case as provided in Exhibit A-2.
(b)    Western hereby agrees to reimburse the Northern Tier Parties for all cash expenses and expenditures that the Northern Tier Parties and their Subsidiaries incur or payments the Northern Tier Parties or their Subsidiaries make on behalf of the Western Parties in connection with providing the NTI Services, as well as for certain other direct or allocated costs and expenses incurred by the Northern Tier Parties and their Subsidiaries on behalf of the Western Parties, in each case, as provided in Exhibit B-2.
(c)    Within ten (10) days following the end of each calendar month, each of Western, on behalf of the Western Parties, on the one hand, and Northern Tier, on behalf of the Northern Tier Parties, on the other hand, shall deliver to the other party an invoice or other mutually acceptable record of the fees owed to such party for services performed under Section 2.1(a) or Section 2.1(b) hereof during the prior calendar month, as applicable. Such reimbursements shall be made on or before the twenty-first (21st) calendar day of the month following the month such costs and expenses are incurred. As long as Western is an Affiliate of Northern Tier, Western and Northern Tier may settle Northern Tier’s financial obligations to the Western Parties through the Western Parties’ normal intercompany settlement processes, which shall include the netting of such obligations, in which case the Party, if any, owning payment after effectuating such netting shall reimburse the other Party on or before the twenty-first (21st) calendar day of the month as set forth above.
(d)    For the avoidance of doubt, the costs and expenses set forth in Section 2.2(a) shall be paid by Northern Tier in addition to, and not as a part of or included in, certain expenses of Western that are reimbursed under the Partnership Agreement.

ARTICLE III
Miscellaneous

3.1    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
3.2    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.
If to the Western Parties:
Western Refining, Inc. (or applicable subsidiary)
123 W. Mills Ave
El Paso, Texas 79901
Attn: President – Refining and Marketing
Facsimile: 602-683-5736
With a copy to:
Western Refining, Inc. (or applicable subsidiary)
123 W. Mills Ave
El Paso, Texas 79901
Attn: Office of the General Counsel
Facsimile: 602-797-2650

If to the Northern Tier Parties:
Northern Tier Energy LLC
1250 W. Washington Street, Suite 300
Tempe, Arizona 85281
Attn: Chief Financial Officer
Facsimile: 602-302-5450
With a copy to:
Northern Tier Energy LLC
1250 W. Washington Street, Suite 300
Tempe, Arizona 85281
Attn: Office of the General Counsel
Facsimile: 602-797-2607
3.3    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
3.4    Termination of Agreement. This Agreement may be terminated by Western or Northern Tier upon a Partnership Change of Control.
3.5    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
3.6    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that Northern Tier may make a collateral assignment of this Agreement solely to secure working capital financing for Northern Tier.
3.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
3.8    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
3.9    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.
WESTERN REFINING SOUTHWEST, INC.

By:    /s/ Gary R. Dalke
Name:    Gary R. Dalke
Title:    Chief Financial Officer

WESTERN REFINING COMPANY, L.P.
By: Western Refining GP, LLC, its general partner

By:    /s/ Gary R. Dalke
Name:    Gary R. Dalke
Title:    Chief Financial Officer

NORTHERN TIER ENERGY LLC

By:    /s/ David Bonczek
Name:    David Bonczek
Title:    Executive Vice President and Chief
    Financial Officer

[Signature Page to Shared Services Agreement]

Exhibit A-1
Western Services
SERVICES TO BE PROVIDED BY WNR TO NTI

A.	COMMERCIAL / WHOLESALE

1.
Commercial Risk Management and Compliance services, consisting of management and administration of Commercial Risk Management Policy (“RM Policy”) and commercial compliance systems and processes, as follows:

a.	identification, measurement and reporting of risk exposure;

b.	recordation, reporting and validation of commercial activities;

c.	procurement and maintenance of RM Policy certifications;

d.	maintenance of Delegation of Authority matrices;

e.	administration and management of commercial contracts including counterparty and internal distributions; and

f.	Management and administration of and service on Commercial Risk Management Committee including facilitation of meetings and preparation and maintenance of agendas, minutes and associated materials.

2.
Rail services, consisting of coordination of management and scheduling of all rail movements involving commercial operations and management of leased and/or owned proprietary railcars, including third party contracts for tankage and engine services.

3.
Supply and Trading Services, consisting of monitoring of market conditions to trade bulk quantities of crude oil, gasoline, diesel, jet, feedstocks and blendstocks as needed to support the refining and marketing functions.

4.
Scheduling Services, consisting of management of the scheduling of crude oil, intermediate and product movements to support the commercial needs and commitments of the refining and marketing functions.

5.	Marketing Services, consisting of customer engagement, price discovery, contract negotiation and sales execution.

B.	IT SERVICES

1.	IT Resources and Staffing services, consisting of:

a.
Management and maintenance of IT resources and staffing to support the IT needs of NTI including but not limited to Retail, Refining, Logistics & Wholesale, Governance, Cyber Security, Network & Communications, Enterprise applications and IT Infrastructure;

b.
Evaluation, implementation and coordination of consolidation and/or sharing of IT data centers, networks, communications and server infrastructures, disaster recovery systems, licenses, software, applications and hardware between WNR, WNRL and NTI, as appropriate to capture synergies and reduce costs; and

c.	Consultation and audit services regarding General Computer Controls, software vendors and other IT matters, as requested.

C.	LEGAL

1.	Legal services in support of the following:

a.	Contracts;

b.	Securities and NYSE Compliance;

c.	Corporate Governance;

d.	Litigation Management;

e.	Regulatory Compliance;

f.	Finance; and

g.	Mergers and Acquisitions.

D.	TREASURY

1.	Credit services, consisting of:

a.	Management of credit department (people, processes, policies);

b.	Credit approvals and risk analysis; and

c.	Liaison with other functional leaders on credit issues and outside firms (legal department, collection agency, credit reports, etc.).

2.	Cash Management services, consisting of:

a.	Management of treasury department (people, processes, policies);

b.	Daily cash management (make payments (wires, ACH’s), cash position, funding accounts, etc.); and

c.	Bank administration for all accounts, direct debit and account structure; and cash forecasting and tracking historical actual, accounting support.

3.	Treasury Operations services, consisting of:

a.	Preparation and submission of debt compliance certificates, borrowing base and interest and fee payments;

b.	Credit card administration and support including internal and external audits; and

c.	Management and maintenance of bank relations, treasury metrics and reporting.

4.	Supplier Credit services, consisting of:

a.	Credit support for existing and new suppliers, including negotiation and preparation of agreements, obtaining credit, and credit applications;

b.	Administration of supplier credit risk including reporting and tracking of activity; and

c.	Management of letters of credit and prepayments.

5.	Capital Structure services, consisting of:

a.	Capital structure management, including debt, lease financing, equity and working capital;

b.	Management of rating agencies and bank relationships;

c.	Investor relations support;

d.	Evaluation and support relating to refinancings, offerings and other debt and capital activities; and

e.	Support for business development including due diligence relating to treasury/finance for mergers and acquisitions.

E.	CORPORATE COMPLIANCE / ENVIRONMENTAL / HSSR

1.	Corporate Risk and Compliance services, consisting of:

a.	Administration of insurance coverage and claims;

b.	Risk assessment mapping and mitigation;

c.	Development and management of compliance management structure, administration, reporting and resolution; and

d.	Development and management of Enterprise Risk and Compliance Committee and associated compliance activities.

2.	Environmental services, consisting of:

a.	Corporate oversight over environmental compliance programs addressing all environmental media and fuel quality, including:

i.	Management of corporate audits of environmental programs and management systems;

ii.	Management of corporate audits of fuel quality laboratories;

iii.	Management of audits of fuel quality assurance for distribution systems downstream of refinery;

iv.
Tracking of proposed environmental regulations; communication of developing changes to facility personnel; and transfer of knowledge to establish initial compliance programs for new regulatory requirements;

v.	Assistance to Governmental Affairs and other departments in reviewing draft environmental legislation and advocating regulatory language favorable to facilities.

b.	Support to facility management and environmental compliance staff, including:

vi.
Consultation and assistance with negotiations regarding remediation activities, including financial assurance, permit actions, enforcement actions and other actions pending before environmental agencies, as requested;

vii.	Provision of regulatory interpretations, guidance and training, as requested;

viii.	Review of and comment on draft correspondence and reports to/from environmental agencies, as requested; and

ix.	Provision of technical consultation for Legal and outside environmental counsel, as requested.

c.
Support for business development, consisting of management of environmental due diligence for mergers and acquisitions; and review of and comment on environmental text in purchase and sales agreements.

d.	Reporting regarding audits to Compliance Officer, Legal and Senior Management.

e.
Support for employee development including organization and coordination of network meetings for environmental staff of WNR, WNRL and NTI; and support of training efforts to increase the experience level of environmental staff.

3.	Health, Safety, Security and Reliability (“HSSR”) services, consisting of:

a.	Audits and Benchmarking, including periodic reviews, assessments and benchmarking of safety, PSM and reliability management systems and practices;

b.	Development and exchange of standards and best practices, including providing access to existing and future PSM and Mechanical Integrity standards and Equity Engineering practices;

c.	Technical advisory services to the NTI Safety & Risk Management Committee, as requested;

d.
Consultation regarding PSM / MI / Emergency Planning & Response Consulting, as requested, including consulting services in PSM/MI and EP&R issues and participation in major incident investigations and root cause failure analyses; and

e.	Support for employee development including organization and coordination of network meetings for HSSR staff of WNR, WNRL and NTI to share lessons learned and best practices; and

f.	Support of training efforts to increase the experience level of HSSR staff.

F.	CORPORATE PLANNING AND DEVELOPMENT

1.	Corporate Planning services, consisting of:

a.	Consultation regarding commodity price forecasting and planning, as requested;

b.
Development and maintenance of planning tools including linear program models, scheduling systems, and blending evaluation tools. Provide support to users of the tools including troubleshooting, interpretation of results, and functionality enhancement planning and implementation;

c.	Support for employee development and training; and

d.	Evaluation of synergies among WNR, WNRL and NTI.

2.	Crude Quality Management Program services, consisting of:

a.	Development, maintenance and management of crude quality data in support of the short range, long range, and strategic planning process;

b.	Contracting and management of third party laboratories in support of the crude testing program; and

c.	Preparation of quarterly reports, identification of crude quality trends and recommendations of additional testing and crude assay updates.

G.	GOVERNMENTAL AFFAIRS

1.	Governmental affairs and lobbying services, consisting of:

a.	Advocacy and lobbying of legislators and staff, agency commissioners and staff, as well as the Governor and staff on all legislation impacting NTI;

b.	Selection and management of lobbying firm in development of NTI’s legislative strategy and lobbying firm’s activities for NTI;

c.	Participation in state and regional petroleum coalitions on behalf of NTI and meetings and calls, as requested;

d.	Drafting legislation directly or through lobbying firm for sponsored bills and amendments;

e.	Attend or have a representative attend all legislative and administrative hearings impacting NTI;

f.	Monitoring of all legislation, targeting and prioritizing NTI issues.

g.	Development and fostering of relationships with key legislators and government officials;

h.	Reporting to NTI including weekly reports during legislative sessions and more frequently as requested;

i.	Facilitation of interactions between NTI and legislators and candidates; and

j.	Oversight and support regarding compliance with applicable campaign finance and related laws.

H.	CORPORATE COMMUNICATIONS / PUBLIC AFFAIRS

1.	Public Relations services, consisting of development of long and short term plans for proactively engaging the media, including developing NTI positioning, messaging and materials, including:

a.	Press releases;

b.	Crisis communications plans and materials;

c.	Media lists;

d.	Media interaction; and

e.	Media training.

2.	Community Relations services, consisting of development of charitable giving and volunteer program, including:

a.	Giving criteria;

b.	Budgets;

c.	Employee communication and activation; and

d.	Public recognition.

3.	Internal Communications services, consisting of:

a.	Management of regular town hall meetings; and

b.	Drafting and publication of quarterly NTI newsletter; and

c.	Other internal communications services as requested.

4.	Board Relations services, consisting of management and direction of all Board of Director and committee communications and logistics, including:

a.	Development of annual Board of Director and committee schedules;

b.	Development and management of Board of Director and committee agendas;

c.	Arrangement of logistical details for all meetings; and

d.	Oversight over vendors providing tools for Board of Directors and executives.

5.
Advertising and Sponsorships services, consisting of development and administration of plans and activities to raise NTI’s profile in the community through paid advertising, sponsorships and promotional activities, including:

a.	Development of overall strategy;

b.	Evaluation of opportunities; and

c.	Activation of programs.

I.	INTERNAL AUDIT

1.	Internal Audit services, consisting of

a.	Testing of IT General Controls, including assessment of the design and operating effectiveness of the Information Technology General Controls;

b.	SOX Compliance consultation, including support of overall SOX compliance efforts.

J.	HR

1.	Management services for the following vendor systems:

a.
Fidelity 401(k), including weekly processing, file downloads for deferral and loan updates via EAN or recurring items, submission and reconciliation of ExpHR csv files to Fidelity against payroll funding details; and dashboard updates;

b.	Met Life, including verification and submission of invoices, updates input into ExpHR for payroll deductions;

c.	Wells Fargo including entry and submission of retirement disbursements under Cash Balance Plan and RSA/RSU Administration updates; and

d.	Corporate systems including HireRight, HR Smart, Talx/Equifax and CRS.

2.	Corporate HR services, consisting of:

a.
Management and administration of and service on Investment Committee and Benefits Committee including facilitation of meetings and preparation and maintenance of agendas, minutes and associated materials;

b.	Processing of CT Corp Invoices, as requested;

c.	Collection and provision of information for annual M&M Survey or other compensation services, as requested;

d.	Provision of employment/income verifications, as requested; and

e.	Provision of consultation and support regarding HR, labor and benefits matters, as requested.

Exhibit A-2
Schedule of Compensation
Direct Expenses
Northern Tier will reimburse the Western Parties for all expenses and out-of-pocket costs incurred by the Western Parties and their Subsidiaries in connection with providing the Western Services or the Western Parties will arrange to have those expenses and out-of-pocket costs paid directly by Northern Tier.
Allocated Costs
Northern Tier will pay the Western Parties for the resources and overhead support to provide the activities listed in Exhibit A-1 based on an allocation of the costs (without markup) that are incurred by the Western Parties for such resources and support. The costs for each service will be allocated to Northern Tier based upon key metrics identified by the Western Parties as part of their annual budgeting process and the allocation of those costs to their Subsidiaries.
Prior to the Effective Date, the Western Parties and Northern Tier have agreed on the resources and overhead support that are anticipated to be required for the Western Services through March 31, 2015 and based on the cost allocation methodology described above, the Western Parties have established service fees to be paid by Northern Tier for the Western Services, as set forth below. This initial estimate of resources and support will be used as the monthly service fee for the Western Services through March 31, 2015.
For each six month period starting April 1, 2015 until April 1, 2017, the Parties will review the amount of resources and overhead support actually required to perform the Western Services during the prior six-month period, and the Western Parties will use the actual level of resources and support in that prior period (with any adjustments which the Parties may mutually establish) to determine the monthly service fees for the Western Services for the following six-month period using the cost allocation methodology described above.
For each twelve-month period starting on April 1, 2017 and thereafter, the Parties will review the amount of resources and overhead support actually required to perform the Western Services during the prior twelve-month period, and the Western Parties will use the actual level of resources and support in that prior period (with any adjustments which the Parties may mutually establish) to determine the monthly service fees for the Western Services for the following twelve-month period using the cost allocation methodology described above.
In connection with the foregoing, the revised service fees will be effective on April 1st and October 1st for each six-month adjustment and on April 1st for each annual adjustment. Prior to the effective date of the revised service fees, the Parties shall use commercial reasonable efforts to determine the amount of resources and overhead support actually required to perform the Western Services in each prior period, and the Western Parties will prepare a statement summarizing the revised service fees based on the cost allocation methodology described above for such resources and support.

Exhibit B-1
NTI Services
SERVICES TO BE PROVIDED BY NTI TO WNR

A.	RISK MANAGEMENT

1.
Risk management services, including evaluation of insurance needs, policies and risks; management of brokers; placement of coverages; supervision over claims; development and management of analytics to reduce risks and control costs; and support of compliance functions.

B.	LEGAL

1.	Legal Services in support of HR, labor and employment.

Exhibit B-2
Schedule of Compensation
Direct Expenses
Western will reimburse the Northern Tier Parties for all expenses and out-of-pocket costs incurred by the Northern Tier Parties and their Subsidiaries in connection with providing the NTI Services or Northern Tier will arrange to have those expenses and out-of-pocket costs paid directly by Western.
Allocated Costs
Western will pay Northern Tier for the resources and overhead support to provide the activities listed in Exhibit B-1 based on an allocation of the costs (without markup) that are incurred by Northern Tier for such resources and support. The costs for each service will be allocated to Western based upon key metrics identified by Northern Tier as part of their annual budgeting process and the allocation of those costs to their Subsidiaries.
Prior to the Effective Date, the Northern Tier and the Western Parties have agreed on the resources and overhead support that are anticipated to be required for the NTI Services through March 31, 2015 and based on the cost allocation methodology described above, Northern Tier has established service fees to be paid by the Western Parties for the NTI Services, as set forth below. This initial estimate of resources and support will be used as the monthly service fee for the NTI Services through March 31, 2015.
For each six month period starting April 1, 2015 until April 1, 2017, the Parties will review the amount of resources and overhead support actually required to perform the NTI Services during the prior six-month period, and Northern Tier will use the actual level of resources and support in that prior period (with any adjustments which the Parties may mutually establish) to determine the monthly service fees for the NTI Services for the following six-month period using the cost allocation methodology described above.
For each twelve-month period starting on April 1, 2017 and thereafter, the Parties will review the amount of resources and overhead support actually required to perform the NTI Services during the prior twelve-month period, and Northern Tier will use the actual level of resources and support in that prior period (with any adjustments which the Parties may mutually establish) to determine the monthly service fees for the NTI Services for the following twelve-month period using the cost allocation methodology described above.
In connection with the foregoing, the revised service fees will be effective on April 1st and October 1st for each six-month adjustment and on April 1st for each annual adjustment. Prior to the effective date of the revised service fees, the Parties shall use commercial reasonable efforts to determine the amount of resources and overhead support actually required to perform the NTI Services in each prior period, and Northern Tier will prepare a statement summarizing the revised service fees based on the cost allocation methodology described above for such resources and support.